Exhibit 99.1

Page 1 of 2

FOR RELEASE

UNITIL SENIOR VICE PRESIDENT, CFO AND TREASURER MARK H. COLLIN ANNOUNCES

INTENTION TO RETIRE IN MAY 2019

HAMPTON, NH, January 3, 2019: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (www.unitil.com) today announced the planned retirement of Mark H. Collin, Senior Vice President, Chief Financial Officer and Treasurer, effective May 1, 2019, capping a remarkable career spanning 34 years in the utility, financial management and regulatory spheres.

“Unitil has been a great place to work for the last 30 plus years, but I am ready to explore new horizons and enjoy retirement life,” Mr. Collin said. “Unitil is a special company, and I know I will be leaving it in good hands.”

Mr. Collin has served as Unitil’s corporate Treasurer since 1998 and has been the Chief Financial Officer since 2003. Prior to joining Unitil in 1988 Mr. Collin worked for the New Hampshire Public Utilities Commission as an economist and utility analyst. He is an alumnus of the State University of New York at Cortland and holds a Master of Arts in Economics degree from the University of New Hampshire Whittemore School of Business and Economics. He is also a former chair of the Board of Directors for New Hampshire PBS and currently serves on the Executive, Finance and Investment Committees for the station.

Concurrently, Unitil is announcing the hiring of Christine L. Vaughan, CFA as Senior Vice President, Financial and Regulatory Services, effective January 2, 2019, as Mr. Collin’s planned successor. As part of Unitil’s long term succession plan, Mr. Collin will formally step down as Chief Financial Officer and Treasurer on March 1, 2019, and will work with Ms. Vaughan in order to assure a smooth transition period prior to his retirement. Ms. Vaughan will assume the title of Senior Vice President, Chief Financial Officer and Treasurer of the Company on March 1, 2019.

Ms. Vaughan most recently served as Vice President, Rates and Regulatory and Treasurer for Eversource Energy in Massachusetts, where she had been employed since 2004. Ms. Vaughan previously worked as a management consultant at Arthur D. Little and an engineer at DuPont and BASF. A native of Montreal, Canada, Ms. Vaughan has a degree in engineering from McGill University, an MBA from the Yale School of Management and is a CFA® charterholder.

“I’d like to thank Mark for his many years of dedicated service to Unitil, as his strong leadership and deep industry knowledge helped mold the Company into the successful, growing organization we are today,” Thomas P. Meissner, Jr., Unitil’s Chairman, CEO and President said.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

“While I am sorry to be losing a colleague who I’ve had the honor to work directly with for over 15 years, I am excited to be bringing Christine on as his successor. I believe she is not only an ideal candidate for this crucial role within the Company due to her extensive regulatory and financial background, she is also a great fit with our company culture.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 105,000 electric customers and 81,300 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com